Exhibit 10.1

Five Year Cliff Vest Restricted Stock Agreement under
Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and Assured Guaranty Ltd. (the “Company”):

WITNESSETH THAT:

WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Plan”), and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                                  The “Participant” is                    .

(b)                                 The “Grant Date” is                    .

(c)                                  The number of “Covered Shares” shall be                     shares of Stock.

Other words and phrases used in this Agreement are defined pursuant to paragraph 18 or elsewhere in this Agreement.

2. Restricted Stock Award. This Agreement specifies the terms of the “Restricted Stock Award” granted to the Participant.

3. Restricted Period. Subject to the limitations of this Agreement, the “Restricted Period” for Covered Shares of the Restricted Stock Award shall begin on the Grant Date and end on the five (5) year anniversary of the Grant Date (but only if the Date of Termination has not occurred before the end of the Restricted Period).

The Restricted Period shall end prior to the date specified above to the extent set forth below:

(a)                                  The Restricted Period shall end upon the Participant’s Date of Termination, if the Date of Termination occurs by reason of the Participant’s Disability or death.

(b)                                 The Restricted Period shall end upon a Change in Control, provided that such Change in Control occurs on or before the Date of Termination.

(c)                                  If the Participant’s Date of Termination occurs because of Retirement, the Participant shall be treated as though employed by the Company and Subsidiaries after the Participant’s actual Date of Termination until the Restricted Period has ended.

4. Transfer and Forfeiture of Shares. If the Restricted Period ends on or before the Participant’s Date of Termination, then at the end of such Restricted Period, the Covered Shares shall be transferred to the Participant free of all restrictions (except for restrictions described in paragraph 10). If the Restricted Period  does not end on or before the Participant’s Date of Termination, then as of the Participant’s Date of Termination, the Participant shall forfeit the Covered Shares. However, the Committee, in its sole discretion, may accelerate the end of the Restricted Period or provide for the vesting of the Covered Shares under circumstances that such vesting would not otherwise occur in its sole discretion, based on such factors as the Committee deems appropriate.

5. Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

6. Transferability. Except as otherwise provided by the Committee, the Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period.

7. Dividends. The Participant shall not be prevented from receiving dividends and distributions paid on the Covered Shares of Restricted Stock merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

8. Voting. The Participant shall not be prevented from voting the Restricted Stock Award merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

9. Registration of Restricted Stock Award. Each certificate issued in respect of the Covered Shares awarded under this Agreement shall be registered in the name of the Participant.

10. Cancellation and Rescission of Restricted Stock Award.

(a)                                  The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Restricted Stock Award at any time if the Participant engages in any “Detrimental Activity.”

(b)                                 At the end of the Restricted Period and prior to the transfer of the Covered Shares to the Participant, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Detrimental Activity. In the event a Participant has engaged in any Detrimental Activity prior to, or during the six months after, the vesting of the Covered Shares, such vesting may be rescinded by the Committee within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized as a result of the rescinded vesting, in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.

11. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

12. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons. The Committee shall have the authority to obtain such information from the Participant (including tax return information) as it determines may be necessary to confirm that the Participant is in compliance with the requirements applicable to Detrimental Activity, and if the Participant fails to provide such information, the Committee may conclude that the Participant is not in compliance with such requirements.

13. Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the

Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

14. Not An Employment Contract. The Restricted Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

15. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

16. Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

17. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

18. Definitions. For purposes of this Agreement, words and phrases shall be defined as follows:

(a)                                  Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.

(b)                                 Date of Termination. A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and Subsidiaries terminates for any reason, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

(c)                                  Detrimental Activity. The term “Detrimental Activity” shall mean (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or the Subsidiaries (including, without limitation, AMBAC Financial Group Inc., CIFG Group, Financial Guaranty Insurance Company, Financial Security Assurance Inc., MBIA, Inc. and Radian Group Inc.), or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or the Subsidiaries; (ii) the disclosure to anyone outside the Company or the Subsidiaries, or the use in other than the Company’s or the Subsidiaries’ business, without prior written authorization from the Company or the Subsidiaries, of any confidential information or material, relating to the business of the Company or the Subsidiaries, acquired by the Participant either during or after employment with the Company or the Subsidiaries; (iii) a violation of any rules, policies, procedures or guidelines of the Company or the Subsidiaries, including but not limited to the Company’s Code of Conduct and other business conduct guidelines; (iv) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; (v) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company; or (vi) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company. Notwithstanding the foregoing, activity occurring after the Date of Termination shall constitute Detrimental Activity only if it is described in clause (i) (relating to competition), (ii) (relating to confidentiality), or (iv) (relating to solicitation) above.

(d)                                 Director. The term “Director” means a member of the Assured Guaranty Ltd. Board, who may or may not be an employee of the Company or a Subsidiary.

(e)                                  Disability. The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 180 days.

(f)                                    Retirement. “Retirement” of a Participant shall mean with respect to an employee of the Company or a Subsidiary, the occurrence of a Participant’s Date of Termination with the consent of the Participant’s employer after the Participant has completed five years of service and attained age 55. For purposes of this definition, years of service shall be determined in accordance with rules established by the Committee, and shall take into account service with the Company and its Subsidiaries, as well as service with ACE Limited and its subsidiaries occurring prior to the initial public offering of stock of the Company.

(g)                                 Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Assured Guaranty Ltd.

By:          James Michener
Its:          General Counsel

Participant: